UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.   )*

Seadrill Ltd
(Name of Issuer)

Common shares, par value $0.10 per common share
(Title of Class of Securities)

G7998G106
(CUSIP Number)

July 2, 2018
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G7998G106	13G	Page 2 of 33 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Centerbridge Credit Partners Master AIV III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
5,988,641

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
5,988,641

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,988,641

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. G7998G106	13G	Page 3 of 33 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Centerbridge Special Credit Partners II AIV III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
386,685

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
386,685

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
386,685

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. G7998G106	13G	Page 4 of 33 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Centerbridge Special Credit Partners III AIV III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
2,329,542

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
2,329,542

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,329,542

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. G7998G106	13G	Page 5 of 33 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Centerbridge Credit Partners Master, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
73,475

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
73,475

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
73,475

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. G7998G106	13G	Page 6 of 33 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Centerbridge Special Credit Partners II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
14,068

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
14,068

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,068

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. G7998G106	13G	Page 7 of 33 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Centerbridge Special Credit Partners III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
8,818

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
8,818

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,818

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. G7998G106	13G	Page 8 of 33 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Centerbridge Credit Partners Offshore General Partner, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
6,062,116

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
6,062,116

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,062,116

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. G7998G106	13G	Page 9 of 33 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Centerbridge Credit Cayman GP, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
6,062,116

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
6,062,116

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,062,116

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. G7998G106	13G	Page 10 of 33 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Centerbridge Credit GP Investors, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
6,062,116

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
6,062,116

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,062,116

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. G7998G106	13G	Page 11 of 33 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Centerbridge Special Credit Partners General Partner II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
400,753

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
400,753

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
400,753

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. G7998G106	13G	Page 12 of 33 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
CSCP II Cayman GP Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
400,753

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
400,753

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
400,753

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. G7998G106	13G	Page 13 of 33 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Centerbridge Special GP Investors II, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
400,753

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
400,753

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
400,753

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. G7998G106	13G	Page 14 of 33 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Centerbridge Special Credit Partners General Partner III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
2,338,360

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
2,338,360

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,338,360

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. G7998G106	13G	Page 15 of 33 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
CSCP III Cayman GP Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
2,338,360

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
2,338,360

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,338,360

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. G7998G106	13G	Page 16 of 33 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Jeffrey H. Aronson

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
8,801,229

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
8,801,229

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,801,229

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. G7998G106	13G	Page 17 of 33 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Mark T. Gallogly

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
8,801,229

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
8,801,229

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,801,229

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

Item 1. (a)        Name of Issuer

The name of the issuer is Seadrill Ltd (the “Company”).

Item 1. (b)        Address of Issuer’s Principal Executive Offices

The Company’s principal executive offices are located at Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road, Hamilton HM 08, Bermuda.

Item 2. (a)        Name of Person Filing

This statement is filed by:

(i)	Centerbridge Credit Partners Master AIV III, L.P., a Delaware limited partnership (“CCPMAIV”), with respect to the Common Shares (as defined in Item 2(d) below) beneficially owned by it;
(ii)	Centerbridge Special Credit Partners II AIV III, L.P., a Delaware limited partnership (“CSCPIIAIV”), with respect to the Common Shares beneficially owned by it;
(iii)	Centerbridge Special Credit Partners III AIV III, L.P., a Delaware limited partnership (“CSCPIIIAIV”), with respect to the Common Shares beneficially owned by it;
(iv)	Centerbridge Credit Partners Master, L.P., a Cayman Islands exempted limited partnership (“CCPM”), with respect to the Common Shares beneficially owned by it;
(v)	Centerbridge Special Credit Partners II, L.P., a Delaware limited partnership (“CSCPII”), with respect to the Common Shares beneficially owned by it;
(vi)	Centerbridge Special Credit Partners III, L.P., a Delaware limited partnership (“CSCPIII”), with respect to the Common Shares beneficially owned by it;
(vii)
Centerbridge Credit Partners Offshore General Partner, L.P., a Delaware limited partnership (“CCPO”), as general partner of CCPMAIV and CCPM, with respect to the Common Shares beneficially owned by CCPMAIV and CCPM;

(viii)	Centerbridge Credit Cayman GP, Ltd., a Cayman Islands exempted company (“CCC”), as general partner of CCPO, with respect to the Common Shares beneficially owned by CCPMAIV and CCPM;
(ix)	Centerbridge Credit GP Investors, L.L.C., a Delaware limited liability company (“CCGP”), as director of CCC, with respect to the Common Shares beneficially owned by CCPMAIV and CCPM;
(x)
Centerbridge Special Credit Partners General Partner II, L.P., a Delaware limited partnership (“CSCPGPII”), as general partner of CSCPIIAIV and CSCPII, with respect to the Common Shares beneficially owned by CSCPIIAIV and CSCPII;

(xi)	CSCP II Cayman GP Ltd., a Cayman Islands exempted company (“CSCPIICGP”), as general partner of CSCPGPII, with respect to the Common Shares beneficially owned by CSCPIIAIV and CSCPII;
(xii)	Centerbridge Special GP Investors II, L.L.C., a Delaware limited liability company (“CSGP”), as director of CSCPIICGP, with respect to the Common Shares beneficially owned by CSCPIIAIV and CSCPII;
(xiii)
Centerbridge Special Credit Partners General Partner III, L.P., a Delaware limited partnership (“CSCPGPIII”), as general partner of CSCPIIIAIV and CSCPIII, with respect to the Common Shares beneficially owned by CSCPIIIAIV and CSCPIII;

(xiv)	CSCP III Cayman GP Ltd., a Cayman Islands exempted company (“CSCPIIICGP”), as general partner of CSCPGPIII, with respect to the Common Shares beneficially owned by CSCPIIIAIV and CSCPIII;
(xv)
Jeffrey H. Aronson (“Mr. Aronson”), as managing member of CCGP and CSGP and a director of CSCPIIICGP, with respect to the Common Shares beneficially owned by CCPMAIV, CSCPIIAIV, CSCPIIIAIV, CCPM, CSCPII and CSCPIII (collectively, the “Centerbridge Funds”); and

(xvi)	Mark T. Gallogly (“Mr. Gallogly”), as managing member of CCGP and CSGP and a director of CSCPIIICGP, with respect to the Common Shares beneficially owned by the Centerbridge Funds.

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.” Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2. (b)        Address of Principal Business Office or, if None, Residence

The address of the business office of each of the Reporting Persons is 375 Park Avenue, 12th Floor, New York, NY 10152.

Item 2. (c)        Citizenship

CCPMAIV, CSCPIIAIV, CSCPIIIAIV, CSCPII, CSCPIII, CCPO, CSCPGPII and CSCPGPIII are limited partnerships organized under the laws of the State of Delaware. CCGP and CSGP are limited liability companies organized under the laws of the State of Delaware. CCPM is an exempted limited partnership organized under the laws of the Cayman Islands. CCC, CSCPIICGP and CSCPIIICGP are exempted companies organized under the laws of the Cayman Islands. Messrs. Aronson and Gallogly are citizens of the United States.

Item 2. (d)        Title of Class of Securities

Common Shares, par value $0.10 per common share (the “Common Shares”)

Item 2. (e)        CUSIP Number

G7998G106

Item 3.              If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing Is a(n):

(a)	☐ Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐ Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐ Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐ Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐ Investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

(f)	☐ Employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

(g)	☐ Parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

(h)	☐ Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐ Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐ A non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J);

(k)
☐ Group, in accordance with Section 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____________________________ .

Item 4.             Ownership

This Schedule 13G reports beneficial ownership of the Common Shares beneficially owned by the Reporting Persons as of the date hereof.

A.	Centerbridge Credit Partners Master AIV III, L.P.
	(a)	Amount beneficially owned: 5,988,641
(b)
Percent of class: 6.0%. The percentages used herein and in the rest of this Schedule 13G are calculated based upon the 100,000,000 Common Shares issued and outstanding as reported to be outstanding as of July 2, 2018, the effective date of the Company's bankruptcy plan, as disclosed in the Registration Statement on Form F-1 filed by the Company with the Securities Exchange Commission on April 26, 2018.

	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: 5,988,641
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: 5,988,641

CCPMAIV has the power to dispose of and the power to vote the Common Shares beneficially owned by it, which powers may also be exercised by CCPO, its general partner, CCC, the general partner of CCPO and CCGP, the director of CCC. None of CCPO, CCC and CCGP directly owns any of the Common Shares. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the Common Shares beneficially owned by CCPMAIV. However, none of the foregoing should be construed in and of itself as an admission by CCPO, CCC or CCGP or by any Reporting Person as to beneficial ownership of the Common Shares owned by another Reporting Person. In addition, each of CCPO, CCC and CCGP expressly disclaims beneficial ownership of the Common Shares owned by CCPMAIV.

B.	Centerbridge Special Credit Partners II AIV III, L.P.
	(a)	Amount beneficially owned: 386,685
	(b)	Percent of class: 0.4%.
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: 386,685
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: 386,685

CSCPIIAIV has the power to dispose of and the power to vote the Common Shares beneficially owned by it, which powers may also be exercised by CSCPGPII, its general partner, CSCPIICGP, the general partner of CSCPGPII, and CSGP, the director of CSCPIICGP. None of CSCPGPII, CSCPIICGP and CSGP directly owns any of the Common Shares. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the Common Shares beneficially owned by CSCPIIAIV. However, none of the foregoing should be construed in and of itself as an admission by CSCPGPII, CSCPIICGP or CSGP or by any Reporting Person as to beneficial ownership of the Common Shares owned by another Reporting Person. In addition, each of CSCPGPII, CSCPIICGP and CSGP expressly disclaims beneficial ownership of the Common Shares owned by CSCPIIAIV.

C.	Centerbridge Special Credit Partners III AIV III, L.P.
	(a)	Amount beneficially owned: 2,329,542
	(b)	Percent of class: 2.3%.
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: 2,329,542
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: 2,329,542

CSCPIIIAIV has the power to dispose of and the power to vote the Common Shares beneficially owned by it, which powers may also be exercised by CSCPGPIII, its general partner, and CSCPIIICGP, the general partner of CSCPGPIII. Neither CSCPGPIII nor CSCPIIICGP directly owns any of the Common Shares. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the Common Shares beneficially owned by CSCPIIIAIV. However, none of the foregoing should be construed in and of itself as an admission by CSCPGPIII or CSCPIIICGP or by any Reporting Person as to beneficial ownership of the Common Shares owned by another Reporting Person. In addition, each of CSCPGPIII and CSCPIIICGP expressly disclaims beneficial ownership of the Common Shares owned by CSCPIIIAIV.

D.	Centerbridge Credit Partners Master, L.P.
	(a)	Amount beneficially owned: 73,475
	(b)	Percent of class: 0.1%.
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: 73,475
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: 73,475

CCPM has the power to dispose of and the power to vote the Common Shares beneficially owned by it, which powers may also be exercised by CCPO, its general partner, CCC, the general partner of CCPO, and CCGP, the director of CCC. None of CCPO, CCC and CCGP directly owns any of the Common Shares. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the Common Shares beneficially owned by CCPM. However, none of the foregoing should be construed in and of itself as an admission by CCPO, CCC or CCGP or by any Reporting Person as to beneficial ownership of the Common Shares owned by another Reporting Person. In addition, each of CCPO, CCC and CCGP expressly disclaims beneficial ownership of the Common Shares owned by CCPM.

E.	Centerbridge Special Credit Partners II, L.P.
	(a)	Amount beneficially owned: 14,068
	(b)	Percent of class: Less than 0.1%.
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: 14,068
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: 14,068

CSCPII has the power to dispose of and the power to vote the Common Shares beneficially owned by it, which powers may also be exercised by CSCPGPII, its general partner, CSCPIICGP, the general partner of CSCPGPII, and CSGP, the director of CSCPIICGP. None of CSCPGPII, CSCPIICGP and CSGP directly owns any of the Common Shares. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the Common Shares beneficially owned by CSCPII. However, none of the foregoing should be construed in and of itself as an admission by CSCPGPII, CSCPIICGP or CSGP or by any Reporting Person as to beneficial ownership of the Common Shares owned by another Reporting Person. In addition, each of CSCPGPII, CSCPIICGP and CSGP expressly disclaims beneficial ownership of the Common Shares owned by CSCPII.

F.	Centerbridge Special Credit Partners III, L.P.
	(a)	Amount beneficially owned: 8,818
	(b)	Percent of class: Less than 0.1%.
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: 8,818
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: 8,818

CSCPIII has the power to dispose of and the power to vote the Common Shares beneficially owned by it, which powers may also be exercised by CSCPGPIII, its general partner, and CSCPIIICGP, the general partner of CSCPGPIII. Neither CSCPGPIII nor CSCPIIICGP directly owns any of the Common Shares. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the Common Shares beneficially owned by CSCPIII. However, none of the foregoing should be construed in and of itself as an admission by CSCPGPIII or CSCPIIICGP or by any Reporting Person as to beneficial ownership of the Common Shares owned by another Reporting Person. In addition, each of CSCPGPIII and CSCPIIICGP expressly disclaims beneficial ownership of the Common Shares owned by CSCPIII.

G.	Centerbridge Credit Partners Offshore General Partner, L.P.
	(a)	Amount beneficially owned: 6,062,116
	(b)	Percent of class: 6.1%.
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: 6,062,116
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: 6,062,116

CCPO does not directly own any of the Common Shares. CCPO, as general partner of CCPMAIV and CCPM has the power to dispose of and the power to vote the Common Shares beneficially owned by CCPMAIV and CCPM, which powers may also be exercised by CCC, the general partner of CCPO, and CCGP, the director of CCC. By reason of the provisions of Rule 13d-3 of the Act, CCPO may be deemed to beneficially own the Common Shares beneficially owned by CCPMAIV and CCPM. However, none of the foregoing should be construed in and of itself as an admission by CCPO, CCC or CCGP or by any Reporting Person as to beneficial ownership of Common Shares owned by another Reporting Person. In addition, each of CCPO, CCC and CCGP expressly disclaims beneficial ownership of Common Shares owned by CCPMAIV and CCPM.

H.	Centerbridge Credit Cayman GP, Ltd.
	(a)	Amount beneficially owned: 6,062,116
	(b)	Percent of class: 6.1%.
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: 6,062,116
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: 6,062,116

CCC does not directly own any of the Common Shares. CCC, as general partner of CCPO, which is the general partner of CCPMAIV and CCPM, has the power to dispose of and the power to vote the Common Shares beneficially owned by CCPMAIV and CCPM, which powers may also be exercised by CCGP, the director of CCC. By reason of the provisions of Rule 13d-3 of the Act, CCC may be deemed to beneficially own the Common Shares beneficially owned by CCPMAIV and CCPM. However, none of the foregoing should be construed in and of itself as an admission by CCC or CCGP or by any Reporting Person as to beneficial ownership of Common Shares owned by another Reporting Person. In addition, each of CCC and CCGP expressly disclaims beneficial ownership of Common Shares owned by CCPMAIV and CCPM.

I.	Centerbridge Credit GP Investors, L.L.C.
	(a)	Amount beneficially owned: 6,062,116
	(b)	Percent of class: 6.1%.
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: 6,062,116
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: 6,062,116

CCGP does not directly own any of the Common Shares. CCGP, as director of CCC, which is the general partner of CCPO, which is the general partner of CCPMAIV and CCPM, has the power to dispose of and the power to vote the Common Shares beneficially owned by CCPMAIV and CCPM. By reason of the provisions of Rule 13d-3 of the Act, CCGP may be deemed to beneficially own the Common Shares beneficially owned by CCPMAIV and CCPM. However, none of the foregoing should be construed in and of itself as an admission by CCGP or by any Reporting Person as to beneficial ownership of Common Shares owned by another Reporting Person. In addition, CCGP expressly disclaims beneficial ownership of Common Shares owned by CCPMAIV and CCPM.

J.	Centerbridge Special Credit Partners General Partner II, L.P.
	(a)	Amount beneficially owned: 400,753
	(b)	Percent of class: 0.4%.
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: 400,753
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: 400,753

CSCPGPII does not directly own any of the Common Shares. CSCPGPII, as general partner of CSCPIIAIV and CSCPII, has the power to dispose of and the power to vote the Common Shares beneficially owned by CSCPIIAIV and CSCPII, which powers may also be exercised by CSCPIICGP, the general partner of CSCPGPII, and CSGP, the director of CSCPIICGP. By reason of the provisions of Rule 13d-3 of the Act, CSCPGPII may be deemed to beneficially own the Common Shares beneficially owned by CSCPIIAIV and CSCPII. However, none of the foregoing should be construed in and of itself as an admission by CSCPGPII, CSCPIICGP or CSGP or by any Reporting Person as to beneficial ownership of Common Shares owned by another Reporting Person. In addition, each of CSCPGPII, CSCPIICGP and CSGP expressly disclaims beneficial ownership of Common Shares owned by CSCPIIAIV and CSCPII.

K.	CSCP II Cayman GP Ltd.
	(a)	Amount beneficially owned: 400,753
	(b)	Percent of class: 0.4%.
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: 400,753
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: 400,753

CSCPIICGP does not directly own any of the Common Shares. CSCPIICGP, as general partner of CSCPGPII, which is the general partner of CSCPIIAIV and CSCPII, has the power to dispose of and the power to vote the Common Shares beneficially owned by CSCPIIAIV and CSCPII, which powers may also be exercised by CSGP, the director of CSCPIICGP. By reason of the provisions of Rule 13d-3 of the Act, CSCPIICGP may be deemed to beneficially own the Common Shares beneficially owned by CSCPIIAIV and CSCPII. However, none of the foregoing should be construed in and of itself as an admission by CSCPIICGP or CSGP or by any Reporting Person as to beneficial ownership of Common Shares owned by another Reporting Person. In addition, each of CSCPIICGP and CSGP expressly disclaims beneficial ownership of Common Shares owned by CSCPIIAIV and CSCPII.

L.	Centerbridge Special GP Investors II, L.L.C.
	(a)	Amount beneficially owned: 400,753
	(b)	Percent of class: 0.4%.
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: 400,753
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: 400,753

CSGP does not directly own any of the Common Shares. CSGP, as director of CSCPIICGP, which is the general partner of CSCPGPII, which is the general partner of CSCPIIAIV and CSCPII, has the power to dispose of and the power to vote the Common Shares beneficially owned by CSCPIIAIV and CSCPII. By reason of the provisions of Rule 13d-3 of the Act, CSGP may be deemed to beneficially own the Common Shares beneficially owned by CSCPIIAIV and CSCPII. However, none of the foregoing should be construed in and of itself as an admission by CSGP or by any Reporting Person as to beneficial ownership of Common Shares owned by another Reporting Person. In addition, CSGP expressly disclaims beneficial ownership of Common Shares owned by CSCPIIAIV and CSCPII.

M.	Centerbridge Special Credit Partners General Partner III, L.P.
	(a)	Amount beneficially owned: 2,338,360
	(b)	Percent of class: 2.3%.
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: 2,338,360
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: 2,338,360

CSCPGPIII does not directly own any of the Common Shares. CSCPGPIII, as general partner of CSCPIIIAIV and CSCPIII has the power to dispose of and the power to vote the Common Shares beneficially owned by CSCPIIIAIV and CSCPIII, which powers may also be exercised by CSCPIIICGP, the general partner of CSCPGPIII. By reason of the provisions of Rule 13d-3 of the Act, CSCPGPIII may be deemed to beneficially own the Common Shares beneficially owned by CSCPIIIAIV and CSCPIII. However, none of the foregoing should be construed in and of itself as an admission by CSCPGPIII or CSCPIIICGP or by any Reporting Person as to beneficial ownership of Common Shares owned by another Reporting Person. In addition, each of CSCPGPIII and CSCPIIICGP expressly disclaims beneficial ownership of Common Shares owned by CSCPIIIAIV and CSCPIII.

N.	CSCP III Cayman GP Ltd.
	(a)	Amount beneficially owned: 2,338,360
	(b)	Percent of class: 2.3%.
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: 2,338,360
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: 2,338,360

CSCPIIICGP does not directly own any of the Common Shares. CSCPIIICGP, as general partner of CSCPGPIII, which is the general partner of CSCPIIIAIV and CSCPIII, has the power to dispose of and the power to vote the Common Shares beneficially owned by CSCPIIIAIV and CSCPIII. By reason of the provisions of Rule 13d-3 of the Act, CSCPIIICGP may be deemed to beneficially own the Common Shares beneficially owned by CSCPIIIAIV and CSCPIII. However, none of the foregoing should be construed in and of itself as an admission by CSCPIIICGP or by any Reporting Person as to beneficial ownership of Common Shares owned by another Reporting Person. In addition, CSCPIIICGP expressly disclaims beneficial ownership of Common Shares owned by CSCPIIIAIV and CSCPIII.

O.	Jeffrey H. Aronson and Mark T. Gallogly
	(a)	Amount beneficially owned: 8,801,229
	(b)	Percent of class: 8.8%.
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: 8,801,229
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: 8,801,229

Messrs. Aronson and Gallogly, as managing members of CCGP and CSGP and directors of CSCPIIICGP, share the power to dispose of and the power to vote, the Common Shares beneficially owned by the Centerbridge Funds. Neither Mr. Aronson nor Mr. Gallogly directly owns any of the Common Shares. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the Common Shares beneficially owned by the Centerbridge Funds. However, none of the foregoing should be construed in and of itself as an admission by Messrs. Aronson or Gallogly or by any Reporting Person as to beneficial ownership of the Common Shares owned by another Reporting Person. In addition, each of Mr. Aronson and Mr. Gallogly expressly disclaims beneficial ownership of the Common Shares owned by any of the Centerbridge Funds.

Item 5.            Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.            Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7.            Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.            Identification and Classification of Members of the Group

Not Applicable.

Item 9.            Notice of Dissolution of Group

Not Applicable.

Item 10.         Certification

Each of the Reporting Persons hereby makes the following certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: July 12, 2018

CENTERBRIDGE CREDIT PARTNERS MASTER AIV III, L.P.

By: Centerbridge Credit Partners Offshore General Partner, L.P., its general partner

By: Centerbridge Credit Cayman GP, Ltd., its general partner

By: Centerbridge Credit GP Investors, L.L.C., its director

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson
	Title:	Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS II AIV III, L.P.

By: Centerbridge Special Credit Partners General Partner II, L.P., its general partner

By: CSCP II Cayman GP Ltd., its general partner

By: Centerbridge Special GP Investors II, L.L.C., its director

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson
	Title:	Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS III AIV III, L.P.

By: Centerbridge Special Credit Partners General Partner III, L.P., its general partner

By: CSCP III Cayman GP Ltd., its general partner

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson
	Title:	Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS MASTER, L.P.

By: Centerbridge Credit Partners Offshore General Partner, L.P., its general partner

By: Centerbridge Credit Cayman GP, Ltd., its general partner

By: Centerbridge Credit GP Investors, L.L.C., its director

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson
	Title:	Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS II, L.P.

By: Centerbridge Special Credit Partners General Partner II, L.P., its general partner

By: CSCP II Cayman GP Ltd., its general partner

By: Centerbridge Special GP Investors II, L.L.C., its director

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson
	Title:	Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS III, L.P.

By: Centerbridge Special Credit Partners General Partner III, L.P., its general partner

By: CSCP III Cayman GP Ltd., its general partner

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson
	Title:	Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS OFFSHORE GENERAL PARTNER, L.P.

By: Centerbridge Credit Cayman GP, Ltd., its general partner

By: Centerbridge Credit GP Investors, L.L.C., its director

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson
	Title:	Authorized Signatory

CENTERBRIDGE CREDIT CAYMAN GP, LTD.

By: Centerbridge Credit GP Investors, L.L.C., its director

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson
	Title:	Authorized Signatory

CENTERBRIDGE CREDIT GP INVESTORS, L.L.C.

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson
	Title:	Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS GENERAL PARTNER II, L.P.

By: CSCP II Cayman GP Ltd., its general partner

By: Centerbridge Special GP Investors II, L.L.C., its director

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson
	Title:	Authorized Signatory

CSCP II CAYMAN GP LTD.

By: Centerbridge Special GP Investors II, L.L.C., its director

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson
	Title:	Authorized Signatory

CENTERBRIDGE SPECIAL GP INVESTORS II, L.L.C.

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson
	Title:	Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS GENERAL PARTNER III, L.P.

By: CSCP III Cayman GP Ltd., its general partner

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson
	Title:	Authorized Signatory

CSCP III CAYMAN GP LTD.

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson
	Title:	Authorized Signatory

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson

By:	/s/ Mark T. Gallogly
	Name:	Mark T. Gallogly

EXHIBIT 1
JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)
The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: July 12, 2018

CENTERBRIDGE CREDIT PARTNERS MASTER AIV III, L.P.

By: Centerbridge Credit Partners Offshore General Partner, L.P., its general partner

By: Centerbridge Credit Cayman GP, Ltd., its general partner

By: Centerbridge Credit GP Investors, L.L.C., its director

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson
	Title:	Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS II AIV III, L.P.

By: Centerbridge Special Credit Partners General Partner II, L.P., its general partner

By: CSCP II Cayman GP Ltd., its general partner

By: Centerbridge Special GP Investors II, L.L.C., its director

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson
	Title:	Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS III AIV III, L.P.

By: Centerbridge Special Credit Partners General Partner III, L.P., its general partner

By: CSCP III Cayman GP Ltd., its general partner

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson
	Title:	Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS MASTER, L.P.

By: Centerbridge Credit Partners Offshore General Partner, L.P., its general partner

By: Centerbridge Credit Cayman GP, Ltd., its general partner

By: Centerbridge Credit GP Investors, L.L.C., its director

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson
	Title:	Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS II, L.P.

By: Centerbridge Special Credit Partners General Partner II, L.P., its general partner

By: CSCP II Cayman GP Ltd., its general partner

By: Centerbridge Special GP Investors II, L.L.C., its director

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson
	Title:	Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS III, L.P.

By: Centerbridge Special Credit Partners General Partner III, L.P., its general partner

By: CSCP III Cayman GP Ltd., its general partner

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson
	Title:	Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS OFFSHORE GENERAL PARTNER, L.P.

By: Centerbridge Credit Cayman GP, Ltd., its general partner

By: Centerbridge Credit GP Investors, L.L.C., its director

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson
	Title:	Authorized Signatory

CENTERBRIDGE CREDIT CAYMAN GP, LTD.

By: Centerbridge Credit GP Investors, L.L.C., its director

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson
	Title:	Authorized Signatory

CENTERBRIDGE CREDIT GP INVESTORS, L.L.C.

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson
	Title:	Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS GENERAL PARTNER II, L.P.

By: CSCP II Cayman GP Ltd., its general partner

By: Centerbridge Special GP Investors II, L.L.C., its director

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson
	Title:	Authorized Signatory

CSCP II CAYMAN GP LTD.

By: Centerbridge Special GP Investors II, L.L.C., its director

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson
	Title:	Authorized Signatory

CENTERBRIDGE SPECIAL GP INVESTORS II, L.L.C.

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson
	Title:	Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS GENERAL PARTNER III, L.P.

By: CSCP III Cayman GP Ltd., its general partner

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson
	Title:	Authorized Signatory

CSCP III CAYMAN GP LTD.

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson
	Title:	Authorized Signatory

By:	/s/ Jeffrey H. Aronson
	Name:	Jeffrey H. Aronson

By:	/s/ Mark T. Gallogly
	Name:	Mark T. Gallogly